Exhibit 10.51
AMENDMENT NO. 2
TO THE
POLYONE SUPPLEMENTAL RETIREMENT BENEFIT PLAN
(As Amended and Restated Effective December 31, 2007)
     PolyOne Corporation (the “Company”) hereby adopts this Amendment No. 2 to the PolyOne Supplemental Retirement Benefit Plan (As Amended and Restated Effective December 31, 2007) (the “Plan”), effective as of the date of this Amendment No. 2. Words and phrases used herein with initial capital letters that are defined in the Plan are used herein as so defined.
I.
     Section 7 of the Plan is hereby amended in its entirety to read as follows:
     “SECTION 7. MATCHING CONTRIBUTIONS
As of each payroll period, the Employer shall allocate Employer Matching Contributions to the account of each Participant who either (a) has a valid election to defer Compensation to the Plan in effect for such payroll period or (b) has a valid election to defer Compensation to the Retirement Plan in effect for such payroll period, but for whom, for such payroll period, the allocation of matching contributions under the Retirement Plan has been reduced or eliminated as a result of the limitations imposed by Section 401(a)(17) of the Code. The amount of Employer Matching Contributions allocated to each such Participant shall be determined in accordance with Section 4.2(a) of the Retirement Plan, provided, however, in no event will the sum of the Employer Matching Contributions under this Plan and the employer matching contributions required to be made under the Retirement Plan for any Participant for a Plan Year exceed 4.5% of such Participant’s Compensation for the Plan Year, and Employer Matching Contributions under this Plan will be reduced as necessary to satisfy this requirement.”
[Signature on Following Page]

     EXECUTED and date this 30th day of October, 2009.

POLYONE CORPORATION
By:	/s/ Kenneth M. Smith
Kenneth M. Smith

Title:	Senior Vice President, Chief Information and Human Resources Officer